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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE:

Contact:   John F. Kenny, Jr.
           Executive Vice President and
           Chief Financial Officer
           (617) 535-4799


    IRON MOUNTAIN INCORPORATED ANNOUNCES PROPOSED $200 MILLION DEBT OFFERING


BOSTON, MA--March 23, 2001--Iron Mountain Incorporated (NYSE: IRM), the leader in records and information management services, announced today a proposed public offering of $200 million in aggregate principal amount of Senior Subordinated Notes due 2013. The Company intends to use the net proceeds from the offering to fund its offer to purchase and consent solicitation relating to its outstanding 11-1/8% Senior Subordinated Notes due 2006, which was separately announced today, to repay outstanding borrowings under its revolving credit facility and for general corporate purposes, including future acquisitions. The exact terms and timing of the offering will depend upon market conditions and other factors.

The offering will be made only by means of a prospectus. This announcement shall not constitute an offer to sell or the solicitation of any offer to buy securities, nor shall there be any sales of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Iron Mountain Incorporated is the global leader in records and information management services. Iron Mountain currently provides services to over 125,000 customer accounts, including more than half of the Fortune 500, in 77 markets in the United States and 40 markets outside of the United States. The Company operates over 625 records management facilities in North America, Europe and Latin America.


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